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Exhibit 10.35

Francis W. Cash
President and Chief Executive Officer

December 14, 2001

Ms. Sandy Michel
[address]

Dear Sandy:

        I am pleased to confirm our offer of the position of Senior Vice President-General Counsel. This letter provides a confirmation of the compensation and benefits offered to you.

Salary:	$260,000 annually with a regular annual review beginning in January 2003.
Annual Bonus:
Participation in our executive bonus plan with a target bonus of 50% of base salary for meeting annual goals with a maximum of 100% for substantially exceeding annual goals. Year 2002 bonus will be guaranteed at 25% of base salary.
Stock Options:
Participate in our Non-qualified Stock Option Plan with an initial grant of options to purchase 100,000 shares of common stock. The exercise price for the options will be set at fair market value on the date of employment. These options vest over four years—25% on each of the successive anniversary dates of the effective date of your employment, pursuant to said stock option plan.
Stock Grant:	Company will issue to you a Restricted Stock Grant for 50,000 shares of common stock with a cost of $.20 per share and which "cliff" vest at the end of three years from date of your employment.
Signing Bonus:	$25,000 (subject to standard tax withholding) will be paid to you upon commencement of employment with the Company.
Car Allowance:	You will receive a car allowance of $1,100 per month in lieu of reimbursement for use of your personal vehicle for business.
Vacation:	You will be eligible to take three weeks of vacation each calendar year.
Other Benefits:	Enclosed you will find a detailed explanation of our health, life, dental, long-term disability and other benefit plans.
Relocation:
Company will pay for the cost of packing, moving and unpacking for the move to Dallas. Temporary living expenses in Dallas and expenses associated with commuting on a temporary basis, up to one year, between Fort Lauderdale and Dallas will also be covered. Any payments for relocation costs will include tax gross-up amount so that you are left with an after-tax amount equal to the relocation costs.

Severance:
Although La Quinta does not have employment contracts for our officers, we will commit that if you are terminated from the Company without cause, that your severance payment will be one (1) year salary and target bonus. Furthermore, in the event you are terminated without cause, you will be entitled to continue to receive during the severance period such Company provided group health insurance, life insurance and long-term disability coverage as are in effect for you at the time of termination. In the event your employment with La Quinta is terminated voluntarily or by reason of death, disability (which may entitle you to coverage under the long-term disability plan) or for "cause," no severance would be due or payable. For purposes thereof, "cause" shall be (a) your willful and continuing failure to discharge your duties and responsibilities to La Quinta, (b) any material act of dishonesty involving La Quinta, or (c) conviction of a felony. Any disputes arising out of this arrangement will be arbitrated in the State of Texas under the rules of the American Arbitration Association. The judgment of the arbitrator is final. The prevailing party gets costs and attorneys' fees paid. If termination of employment were due to a change of control, then your severance would be two years salary and two years target bonus and vesting of all stock options and stock grants. You will be entitled to continue to receive during the two year severance period such Company provided group health insurance, life insurance and long-term disability coverage as are in effect for you at the time of termination.
Start Date:	Your start date is December 28, 2001.

        Please call me if you have any questions regarding this letter, as it is important for both of us to have a clear and complete understanding as possible.

        I look forward to working with you and am confident that you are capable of making a significant contribution to the success of La Quinta. Welcome aboard.

Sincerely,

/s/ Butch

FWC:vae

EMPLOYEE ACCEPTANCE

        I have received and read the attached offer letter, and agree to the terms outlined for the position of Senior Vice President—General Counsel.

/s/ SANDRA K. MICHEL Signature of Employee	SANDRA K. MICHEL Printed Name
/s/ 12/17/01 Date

Francis W. Cash
President and Chief Executive Officer

November 18, 2002

Ms. Sandy Michel
[address]
Fort Lauderdale, FL 33308

RE:
Amendment to Employment Offer Letter dated December 14, 2001 (the "Offer Letter")

Dear Sandy:

        Based upon our conversations, and for good and valuable consideration to La Quinta, the "Relocation" paragraph of the Offer Letter is hereby amended to extend the time period during which the relocation benefits will be offered for an additional year through and including December 31, 2003.

Sincerely,

/s/ Butch

FWC:vae

cc:
Brent Spaeth

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  Exhibit 10.35
EMPLOYEE ACCEPTANCE